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                                  EXHIBIT 10.1

                               FIRST AMENDMENT TO
                        OPTISON PRODUCT RIGHTS AGREEMENT


         This First Amendment to OPTISON Product Rights Agreement ("Amendment") is made as of the 7th day of August, 2000 by and between Mallinckrodt Inc., a Delaware corporation with its principal place of business at 675 McDonnell Boulevard, St. Louis, Missouri 63042 ("Mallinckrodt") and Molecular Biosystems, Inc., a Delaware corporation with its principal place of business at 10030 Barnes Canyon Road, San Diego, California 92121 ("MBI").

                                    RECITALS

         A. MBI and Mallinckrodt are parties to the OPTISON Product Rights Agreement dated as of May 9, 2000 ("OPRA").

         B. The parties desire to amend and clarify OPRA as more specifically set forth herein. It is therefore agreed that OPRA is hereby amended as follows:

         1. SCHERING CREDIT. Mallinckrodt acknowledges that MBI has advanced $450,000 to Schering AG which, under a license agreement between MBI and Schering may be applied as a credit against payments required either as a license fee or royalties under any future license that may be entered into between Schering and MBI. Mallinckrodt agrees to use good faith to arrange to utilize this credit in the future on terms acceptable to Mallinckrodt in its sole discretion; provided, however, that Mallinckrodt shall not be obligated to effect an arrangement to utilize the credit. If, for example, Mallinckrodt desires to enter into a license with Schering, it may seek to effect the license through MBI or effect an assignment of MBI's credit to Mallinckrodt. If Mallinckrodt so arranges to utilize the credit, Mallinckrodt will repay the full amount of the utilized credit to MBI as and when the same would otherwise be due from Mallinckrodt to Schering.

         2. FEINSTEIN ROYALTY. The present rate at which Mallinckrodt has been paying royalties to MBI on United States sales of OPTISON in respect of MBI's obligations under the


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Restated License Agreement dated June 1, 1989, between Dr. Feinstein and MBI
(the "Feinstein License Agreement") is 3%. Until United States OPTISON sales reach an aggregate of $66,667,000, Mallinckrodt will continue to pay the 3% royalty directly to MBI. MBI will apply the 3% Feinstein royalty against prepayments made by MBI of earned royalties under the Feinstein License Agreement. At such time as aggregate United States OPTISON sales equal $66,667,000, Mallinckrodt shall commence paying the entire 3% royalty in respect of United States OPTISON sales directly to Dr. Feinstein.

         MBI and Mallinckrodt agree that the provisions of this Amendment shall supersede and govern any inconsistent provisions of OPRA.

         IN WITNESS WHEREOF the Parties hereto have signed this Amendment as of the date first above written.


                                  MOLECULAR BIOSYSTEMS, INC.


                                  By:      /s/ BOBBA VENKATADRI
                                           ------------------------------------
                                           Bobba Venkatadri
                                           President and Chief Executive Officer


                                  MALLINCKRODT INC.


                                  By:      /s/ RICHARD T. HIGGONS
                                           ------------------------------------
                                           Richard T. Higgons
                                           Vice President, Corporate Development


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